Exhibit 4.14

Execution Version
AMENDMENT NO. 2 TO THE LICENSE AGREEMENT

THIS AMENDMENT NO. 2 TO THE LICENSE AGREEMENT (this “Amendment”) is made and entered into as of September 16, 2020 (the “Amendment Effective Date”), by and between MedImmune Limited, a company incorporated in England and a member of the AstraZeneca Group having an address of Milstein Building, Granta Park, Abington, Cambridge, CB21 6GH (“MedImmune”) and Compugen Ltd., a an Israeli company, having an address of Azrieli Center, 26 Harokmim Street, Building D, Holon 5885849, Israel (“Compugen”). MedImmune and Compugen are each referred to in this Amendment as a “Party” and collectively, as the “Parties”.

RECITALS

A.	WHEREAS, MedImmune and Compugen are parties to a License Agreement effective as of March 30, 2018, as amended on May 9, 2018 (collectively, the “Agreement”).

B.	WHEREAS, the Parties have agreed to clarify MedImmune’s negative covenant with respect to use of Licensed Technology.

C.
WHEREAS, in accordance with Section 18.2 of the Agreement, the Parties hereto desire to amend and modify the Agreement in accordance with the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS, CONDITIONS AND AGREEMENTS HEREIN CONTAINED, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Section 2.4 of the Agreement is hereby amended and restated in its entirety to read as follows:

2.4          No Implied Licenses; Negative Covenant.

(a)          Except as set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patents, Know-How, Trademarks, or other intellectual property Controlled by the other Party. MedImmune shall not, and shall not permit its Affiliates or Sublicensees to, practice the Licensed Technology outside the scope of the licenses granted to it under this Agreement.

(b)          MedImmune agrees that neither it nor any of its Affiliates shall use or exploit in any way the Licensed Technology in order to conduct any research or development with respect to, or commercialize, any Retained Product, and shall require any Sublicensee to agree to not use or exploit in any way the Licensed Technology in order to research or develop or commercialize any Retained Product.

2.
Except as expressly set forth herein, all of the terms and conditions of the Agreement remain unchanged and are in full force and effect. Capitalized terms not otherwise defined in this Amendment shall have the meanings respectively ascribed to them in the Agreement.

3.
This Amendment and the Agreement constitute the complete and final and exclusive understanding and agreement of the Parties with respect to the subject matter of the Agreement, and supersede any and all prior or contemporaneous negotiations, correspondence, understanding and agreements, whether oral or written, between the Parties respecting the subject matter of the Agreement.

4.
This Amendment may be executed in counterparts, each of which will be deemed an original and both of which will together be deemed to constitute one agreement.  The Parties agree that the execution of this Amendment by industry standard electronic signature software and/or by exchanging PDF signatures shall have the same legal force and effect as the exchange of original signatures.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized representatives as of the Amendment Effective Date set forth above.

MEDIMMUNE LIMITED By: /s/ Adam McArthur Name: Adam McArthur Title: Assistant General Counsel, Corporate UK
COMPUGEN LTD. By: /s/ Anat Cohen-Dayag Name: Anat Cohen-Dayag Title: President and CEO